Exhibit (h)(vi) under Form N-1A
                                            Exhibit (10) under Item 601/Reg. S-K

                          AMENDMENT NO. 1 TO SCHEDULE D
             FUND ACCOUNTING AND SHAREHOLDER RECORDKEEPING AGREEMENT

     This Amendment No. 1 to Schedule D of the Fund Accounting and Shareholder Recordkeeping Agreement is made and entered into as of January 27, 1997 by and between the Marshall Funds, Inc. (the "Company") and Federated Shareholder Services Company, (formerly Federated Services Company ("Services")), a Delaware business trust.

     WHEREAS, the Company and Services entered into a Fund Accounting and Shareholder Recordkeeping Agreement dated September 14, 1992 (the "Agreement"); and

     WHEREAS, the Company and Services have agreed to amend the Agreement in certain respects;

     NOW THEREFORE, the parties intending to be legally bound agree as follows:

     1. Schedule D to the Agreement is amended by deleting the Schedule D and replacing it with the following:

                     Out-of-Pocket Expenses Schedule

-     Postage (including overnight courier service)
-     Statement Stock
-     Envelopes
-     Telephones
-     Telecommunication Charges (including FAX)
-     Travel
-     Duplicating
-     Forms
-     Supplies
-     Microfiche
-     Computer Access Charges
-     Client Specific System Enhancements
-     Access to the Shareholder Recordkeeping System
-     Closed Account Charges



   WITNESS the due execution hereof this January 27, 1997.

Attest:                                   MARSHALL FUNDS, INC.



/s/ Peter J. Germain                      By/s/ Joseph S. Machi
Secretary                                    Vice President


Attest:                                   FEDERATED SHAREHOLDER
                                          SERVICES COMPANY
                                          (formerly Federated Services Company)



/s/ Thomas J. Ward                        By:/s/ Philip Hetzel
Secretary                                    Sr. Vice President